EXHIBIT 2.9

ESCROW AGREEMENT

                    This ESCROW AGREEMENT, dated as of December 18, 2002 (this “Agreement”), by and among GenStar Therapeutics Corporation, a Delaware corporation (“Parent”), Genesis Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), Vascular Genetics Inc., a Delaware corporation (the “Company”), Century Capital Associates LLC, a Delaware limited liability company (the “Securityholders’ Agent”), and U.S. Bank Trust National Association as escrow agent (the “Escrow Agent”).

RECITALS

                    WHEREAS, Parent, Merger Sub, and Company have entered into an Agreement and Plan of Merger and Reorganization, dated as of September 12, 2002 , as amended (the “Merger Agreement”, capitalized terms used but not defined in this Agreement have the meanings ascribed to them in the Merger Agreement), pursuant to which the Merger Sub will merge with and into the Company (the “Merger”);

                    WHEREAS, the stockholders of the Company (individually, a “Stockholder”, and collectively, the “Stockholders”) have each appointed the Securityholders’ Agent to act on behalf of such Stockholder for purposes of this Agreement, and the Stockholders agree to be bound by the terms of this Agreement;

                    WHEREAS, it is contemplated under the Merger Agreement that Parent will deposit or cause to be deposited into escrow at Closing a certificate representing a number of shares of Parent Common Stock obtained by multiplying (x) the Parent Aggregate Share Number by (y) 0.10 (the “Company Escrow Amount”);

                    WHEREAS, the portion of the Company Escrow Amount contributed on behalf of each Stockholder shall be in proportion to the aggregate Parent Common Stock that such Stockholder would otherwise be entitled under Section 1.6(a) of the Merger Agreement, and no portion of the Company Escrow Amount shall be contributed in respect of any Company Options;

                    WHEREAS, a copy of the Merger Agreement has been delivered to the Escrow Agent, and the Escrow Agent is willing to act as the Escrow Agent hereunder;

                    WHEREAS, certain provisions of the Merger Agreement shall be incorporated by reference in this Agreement, and shall govern all matters set forth in this Agreement except as otherwise provided herein;

                    WHEREAS, the Escrow Agent will hold the Escrow Fund in Account No. 94484000 at U.S. Bank, N.A. in San Francisco, CA., ABA No. 091000022 (the “Escrow Account”);

                    NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained herein and in the Merger Agreement, and intending to be legally bound hereby, the parties hereby agree as follows:

                    1.          Appointment and Agreement of Escrow Agent.  Parent and the Securityholders’ Agent hereby appoint the Escrow Agent to serve as, and the Escrow Agent hereby agrees to act as, escrow agent upon the terms and conditions of this Agreement and the Merger Agreement.

                    2.          Establishment of the Escrow Fund.  In accordance with Sections 1.9 and 7.2 of the Merger Agreement, Parent shall deliver to the Escrow Agent, as soon as practicable after the Effective Time, a certificate, registered in the name of the Escrow Agent, representing a number of shares of Parent Common Stock that total the Company Escrow Amount, such deposit to constitute the Escrow Fund.  The Escrow Agent shall hold the Escrow Fund in escrow pursuant to the terms of this Agreement and the Merger Agreement.  The parties hereby agree that the provisions of Sections 1.6, 1.9, 7.1, 7.2 and 7.3 of the Merger Agreement (including all defined terms used therein) shall be deemed incorporated by reference in this Agreement as if set forth in full herein, and shall govern all matters set forth in this Agreement except as otherwise provided herein.  A true, correct and complete copy of the Merger Agreement is attached hereto as Exhibit A and the Escrow Agent shall be fully protected in relying on the completeness and accuracy of said Exhibit A.  Notwithstanding anything to the contrary contained in the Merger Agreement, prior to the release by the Escrow Agent of any shares of Parent Common Stock from the Escrow Fund, whether pursuant to an Officer’s Certificate, written instruction of the Parent and/or the Stockholder Agent, an arbitration order or otherwise in accordance with this Agreement or the Merger Agreement, the Escrow Agent shall be notified in writing of the number of shares of Parent Common Stock that are to be disbursed to Parent, the Surviving Corporation, the Securityholders’ Agent, and the Stockholders or otherwise out of the Escrow Fund and the appropriate distribution allocations.  The Escrow Agent shall have no duty or obligation at any time to calculate or determine the number of shares of Parent Common Stock to be disbursed from the Escrow Fund.

                    3.          Purpose of the Escrow Fund.  The Escrow Fund will be deposited with the Escrow Agent and held by the Escrow Agent to secure the indemnification obligations of the Company provided for in Article VII of the Merger Agreement.

                    4.          Stockholder Percentage Interest in Escrow.  At the time the Escrow Fund is deposited with the Escrow Agent, Parent and the Company shall provide the Escrow Agent with a schedule listing each Stockholder, and each Stockholder’s initial interest in the Escrow Fund (expressed as a number of shares of Parent Common Stock delivered to the Escrow Agent at the Closing on behalf of such Stockholder).

                    5.          Investment of Escrow Fund.  The Escrow Agent shall invest and reinvest moneys on deposit in the Escrow Fund, unless joint written notice to the contrary is received from Parent and the Securityholders’ Agent, in any money market fund maintained by a commercial bank that is a member of the U.S. Federal Reserve System.  Any interest or other income received on such investment or reinvestment of the Escrow Fund shall become part of the Escrow Fund.

                    6.          Fees.  As compensation for its services to be rendered under this Agreement, the Escrow Agent shall receive a fee in the amount specified in Exhibit B to this Agreement.  All such fees and expenses shall be paid by Parent.

                    7.          Miscellaneous.

                                 (a)           Termination.  This Agreement shall terminate on the later of:  (a) the date on which there are no funds, Parent Common Stock or other property remaining in the Escrow Fund and (b) 10 business days following the date on which all claims made in Officer’s Certificates delivered to the Escrow Agent or otherwise prior to the Expiration Date shall have been resolved.

                                 (b)           Successors and Assigns.  This Agreement shall be binding upon each of the parties hereto and each of their respective permitted successors and assigns, if any.  No Stockholder may assign such Stockholder’s rights under this Agreement (by operation of law or otherwise) without the express prior written consent of Parent; provided, however, that (i) upon the death of a Stockholder, such Stockholder’s rights under this Agreement shall be transferred to the person(s) who receive such Stockholder’s shares of Parent Common Stock under the laws of descent and distribution and (ii) a Stockholder may assign such Stockholder’s rights under this Agreement to any organization qualified under Section 501(c)(3) of the Internal Revenue Code to which the Stockholders transfers his applicable portion of the Escrow Fund.    Parent may assign this Agreement to (i) an affiliate of Parent and (ii) any person who purchases Parent’s entire interest in the Company or all or substantially all of the assets of the Company, in both instances without the consent of the other parties hereto.  Nothing in this Agreement is intended to confer, or shall be deemed to confer, any rights or remedies upon any person or entity other than the parties hereto and their permitted successors and assigns.  This Agreement shall inure to the benefit of the Stockholder Agent, the Stockholders, Parent, Merger Sub, the Company, and the Escrow Agent and their respective permitted successors and assigns, if any.

                                 (c)           Notices.  All notices, requests, claims, demands and other communications required or permitted hereunder shall be in writing and shall be deemed effectively given or made: (i) upon personal delivery to the party to be notified, (ii) when sent by confirmed facsimile if sent during normal business hours of the recipient; if not, then on the next business day, (iii) 5 days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (iv) 1 day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 7):

(i)	if to Parent or Merger Sub, to:

GenStar Therapeutics Corporation
10030 Barnes Canyon Road
San Diego, California 92121
Attention: Robert E. Sobol
Telephone No.: (858) 450-5949
Facsimile No.: (858) 450-0425

with a copy to:

Wilson Sonsini Goodrich & Rosati, P.C.
650 Page Mill Road
Palo Alto, California 94304
Attention: Herbert Fockler, Esq.
Telephone No.: (650) 493-9300
Facsimile No.: (650) 493-6811

(ii)	if to the Company, to:

Vascular Genetic Inc.
430 Tenth Street, NW
Suite S-204
Atlanta, GA 30318
Telephone No.: (404) 526-6200
Facsimile No.: (404) 526-6218

with a copy to:

McKenna Long & Aldridge, LLP
303 Peachtree Street, Suite 5300
Atlanta, Georgia 30308
Attention: Robert E. Tritt, Esq.
Telephone No.: (404) 527-8130
Facsimile No.: (404) 527-4198

(iii)	if to the Securityholder Agent:

Century Capital Associates LLC
215 Morris Avenue
Spring Lake, New Jersey 07762
Telephone No.: (732) 285-1055
Facsimile No.: (732) 282-0210

(iv)	if to the Escrow Agent, to:

U.S. Bank Trust National Association
One California Street, Suite 2550
San Francisco, CA 94111
Facsimile No.: (415) 273-4591
Telephone No.: (415) 273-4532
Attention: Ann Gadsby

                                 (d)           Governing Law; Forum.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of California applicable to contracts executed in and to be performed in that state and without regard to any applicable conflicts of law.  In any action between the parties hereto arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement: (i) each of the parties irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of either the state courts located in San Diego County, California or the United States District Court for the Southern District of California, (ii) each of the parties irrevocably consents to service of process by first class certified mail, return receipt requested, postage prepaid and (iii) each of the parties irrevocably waives the right to a trial by jury.  Any controversy or claim arising out of or relating to this Agreement or a breach hereof shall be finally settled by arbitration in San Diego, California, under the commercial rules then in effect of the American Arbitration Association, and shall be determined in accordance with the laws of the State of Delaware applicable to contracts to be wholly performed therein.

                                 (e)           Amendments.  This Agreement may not be amended or modified except (a) by an instrument in writing signed by, or on behalf of, Parent, the Securityholders’ Agent and the Escrow Agent or (b) by a waiver in accordance with paragraph (g) of this Section 6; provided that any amendment duly executed and delivered by the Securityholders’ Agent shall be deemed to have been duly executed and delivered by all of the Stockholders.

                                 (f)           Tax Reporting Information and Certification of Tax Identification Numbers.

                                                (i)          The parties hereto agree that, for tax reporting purposes, all interest on or other income, if any, attributable to the shares of Parent Common Stock in the Escrow Fund or any other amount held in escrow by the Escrow Agent pursuant to this Agreement shall be allocable to the Stockholders in accordance with their percentage interests in the Escrow Fund set forth in schedule delivered pursuant to Section 4 herein.

                                                (ii)         Parent and the Stockholder Agent (on behalf of each of the Stockholders) agree to provide the Escrow Agent with certified tax identification numbers for each of them by furnishing appropriate Forms W-9 (or Forms W-8, in the case of non-U.S. persons) and other forms and documents that the Escrow Agent may reasonably request (collectively, “Tax Reporting Documentation”) to the Escrow Agent within 30 days after the date hereof.  The parties hereto understand that if such Tax Reporting Documentation is not so certified to the Escrow Agent, the Escrow Agent may be required by the Internal Revenue Code, as it may be amended from time to time, to withhold a portion of any interest or other income earned on the investment of monies or other property held by the Escrow Agent pursuant to this Escrow Agreement.

                                 (g)           Waiver.  Any party hereto may (i) extend the time for the performance of any obligation or other act of any other party hereto or (ii) waive compliance with any agreement or condition contained herein.  Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby.  Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition, of this Agreement.  The failure of any party to assert any of its rights, powers, privileges or remedies hereunder, and any delay on the part of any party in exercising any right, power, privilege or remedy hereunder, shall not constitute a waiver of any of such rights, powers, privileges or remedies.

                                 (h)           Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic and legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the fullest extent possible.

                                 (i)           Entire Agreement.  This Agreement and the Merger Agreement constitute the entire agreement of the parties hereto with respect to the subject matter hereof and supersede all prior agreements and undertakings, both written and oral, among Parent, Merger Sub, the Company, the Securityholders’ Agent and the Escrow Agent with respect to the subject matter hereof.

                                 (j)           No Third Party Beneficiaries.  This Agreement is for the sole benefit of the parties hereto, the Stockholders and their permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

                                 (k)           Headings.  The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

                                 (l)           Counterparts.  This Agreement may be executed in one or more counterparts, and by different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which when taken together shall constitute one and the same agreement.

                                 (m)           Recalculation of Percentage Interests.  If for any reason the schedule delivered to the Escrow Agent pursuant to Section 4 herein should need to be recalculated, Parent and the Securityholders’ Agent shall jointly: (i) calculate revised percentage interests for the Stockholders and (ii) submit such calculations in writing to the Escrow Agent.

                                 (n)           Construction.  The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

                    IN WITNESS WHEREOF, each party hereto has executed or has caused this Agreement to be executed by its officer thereunto duly authorized as of the date first written above.

VASCULAR GENETICS INC.	GENSTAR THERAPEUTICS CORPORATION

By: /s/ RICHARD E. OTTO	By: /s/ ROBERT E. SOBOL, M.D.

Name: Richard E. Otto	Name: Robert E. Sobol, M.D.
Title: President and CEO	Title: CEO

CENTURY CAPITAL ASSOCIATES LLC	GENESIS ACQUISITION CORPORATION

By: /s/ THOMAS S. GIFFORD	By: /s/ ROBERT E. SOBOL, M.D.

Name: Thomas S. Gifford	Name: Robert E. Sobol, M.D.
Title: Managing Member and Vice President	Title: CEO

US BANK TRUST NATIONAL ASSOCIATION

By: /s/ ANN GADSBY

Name: Ann Gadsby
Title: Vice President

Exhibit A

Merger Agreement

Exhibit B

Schedule of Fees for Services as
Escrow Agent
for
GenStar Therapeutics Corporation / Vascular Genetics Inc.

Initial Fees
01010	Acceptance Fee	$2,000.00

The acceptance fee includes the administrative review of documents, initial set-up of the account, and other reasonably required services up to and including the closing.  This is a one-time fee, payable at closing.

U.S. Bank Corporate Trust Services reserves the right to refer any or all escrow documents for legal review before execution.  Legal fees (billed on an hourly basis) and expenses for this service will be billed to, and paid by, the customer.  If appropriate and upon request by the customer, U.S. Bank Corporate Trust Services will provide advance estimates of these legal fees.

Administration Fees (Billed Annually)
04460	Escrow Agent	$1,000.00
	Annual administration fee for performance of the routine duties of the escrow agent associated with the management of the account. Administration fees are payable in advance.
Incidental Expenses
SUCE0000	Charge for miscellaneous expenses such as; fax, messenger service, overnight mail, telephone, stationery and postage. This charge is a percent of total Administration Fees, charged in advance.	3.00%
Transaction Fees
10880	Disbursements/Draws	$20.00
	Charge per item disbursed. Includes the wire or check fee.
10100	Trades	$100.00
	Charge per trade to buy or sell investments, excluding automated sweep transactions.*

*Automatic sweeping of cash into money market funds is not considered a “trade” for the purposes of this fee.  However, applicable fees are disclosed in the “Automatic Money Market Investments” authorization letter or the fund prospectus provided

10101	Receipts
	Charge per receipt of funds via wire or check.	$20.00

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Direct Out of Pocket Expenses
Reimbursement of expenses associated with the performance of our duties, including but not limited to publications, legal counsel after the initial close, travel expenses and filing fees.	At Cost
Extraordinary Services

Extraordinary services are duties or responsibilities of an unusual nature, including termination, but not provided for in the governing documents or otherwise set forth in this schedule.  A reasonable charge will be assessed based on the nature of the service and the responsibility involved.  At our option, these charges will be billed at a flat fee or at our hourly rate then in effect.

Account approval is subject to review and qualification.  Fees are subject to change at our discretion and upon written notice.  Fees paid in advance will not be prorated.  The fees set forth above and any subsequent modifications thereof are part of your agreement.  Finalization of the transaction constitutes agreement to the above fee schedule, including agreement to any subsequent changes upon proper written notice.  In the event your transaction is not finalized, any related out-of-pocket expenses will be billed to you directly.  Absent your written instructions to sweep or otherwise invest, all sums in your account will remain uninvested and no accrued interest or other compensation will be credited to the account.  Payment of fees constitutes acceptance of the terms and conditions set forth.

Dated:  December 9, 2002

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